Exhibit 99.1

News Release			Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260

Investor Contact	Shea Snyder	405 552 4782
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY APPOINTS ROBERT HENRY AND DUANE RADTKE TO BOARD OF DIRECTORS
OKLAHOMA CITY — August 16, 2010 — Devon Energy Corporation (NYSE:DVN) today announced that Robert H. Henry and Duane C. Radtke have been appointed to its board of directors. These individuals fill the positions vacated by Tom Ferguson and Robert Howard who recently retired due to mandatory age limits.
“We are very pleased that Robert Henry and Duane Radtke have agreed to join Devon’s board of directors,” commented J. Larry Nichols, Devon’s executive chairman. “Both individuals bring vast experience in their respective areas of expertise. Robert’s distinguished career on the bench and in public service includes serving as Chief Judge for the United States Court of Appeals for the Tenth Circuit. Duane brings to Devon over thirty years of experience in energy executive management, engineering and business development.”
Robert H. Henry, 57, currently serves as president of Oklahoma City University. Mr. Henry was appointed judge to the United States Court of Appeals for the Tenth Circuit in 1994 by former President Bill Clinton where he served most recently as chief judge until June of this year. Prior to his appointment, Henry was dean and professor of law at Oklahoma City University School of Law from 1991 to 1994. In 1987 Mr. Henry was elected attorney general of Oklahoma where he served until 1991. He also served as an Oklahoma state representative from 1976 to 1986. Mr. Henry earned a bachelor’s degree with high honors from the University of Oklahoma and a juris doctorate degree from the University of Oklahoma College of Law.
Duane C. Radtke, 61, currently serves as president and chief executive officer of Valiant Exploration LLC. From 2001 to 2007 he served as president and chief executive officer of Dominion Exploration and Production, a subsidiary of Dominion Resources Inc. Following Devon’s 2000 merger with Santa Fe Snyder, Radtke served as president of Devon’s international division until joining Dominion Resources. He began his energy industry career in 1971 as an engineer for Texas Pacific Oil Company. Mr. Radtke earned a bachelor’s degree in mining engineering from the University of Wisconsin.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
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